SCHEDULE 14A
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Handleman Company
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Handleman Company Common Stock

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20,450,893

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$35,380,044

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PRELIMINARY DRAFT, DATED AUGUST 15, 2008 — SUBJECT TO COMPLETION
Handleman Company
500 Kirts Boulevard
Troy, Michigan 48084
Notice of 2008
Annual Meeting of Shareholders
and Proxy Statement

James B. Nicholson
Chairman of the Board of Directors
Handleman Company
500 Kirts Boulevard
Troy, MI 48084
                    , 2008
Dear Shareholders:
We cordially invite you to attend our 2008 annual meeting of shareholders. We will hold the meeting on Wednesday, October 1, 2008, at 11:00 p.m., Eastern Daylight Time, at the Somerset Inn, 2601 West Big Beaver, Troy, Michigan 48084.
At this meeting, you will be asked to approve the plan of liquidation and dissolution (the “Plan of Liquidation”) of Handleman Company (“Handleman” or the “Company”). If the Plan of Liquidation is approved, Handleman will sell its remaining assets, discharge its liabilities, wind up its affairs, and distribute any proceeds of the liquidation remaining thereafter pro rata to its shareholders.
This meeting is particularly significant in that shareholders must approve the Plan of Liquidation in order for Handleman to be authorized to complete the liquidation of its assets and make any final distribution to its shareholders. It is important that your shares are voted at this meeting.
Please vote your shares regardless of whether you plan to attend in person. We are pleased to offer multiple options for voting your shares. As detailed in the “Questions and Answers” section of the Proxy Statement (Appendix A) you can vote using any of the following methods: sign and date the proxy card or voting instruction card and return it in the prepaid envelope; vote by telephone or the Internet; or vote in person at the meeting.

Sincerely, James B. Nicholson Chairman of the Board of Directors

HANDLEMAN COMPANY
NOTICE OF THE 2008
ANNUAL MEETING OF SHAREHOLDERS
To Be Held October 1, 2008
The Annual Meeting of Shareholders of Handleman Company (the “Company”) will be held on Wednesday, October 1, 2008 at 11:00 p.m. Eastern Daylight Time, at the Somerset Inn, 2601 West Big Beaver Road, Troy, Michigan 48084. The proposals to be voted on at the Annual Meeting are as follows:
1.	The election of two Directors. Nominees are:
Eugene A. Miller
Adam D. Sexton
2.	To approve the proposed Plan of Liquidation and Dissolution, a copy of which is set forth in Appendix C (the “Plan of Liquidation”) to the accompanying proxy statement;

3.	To authorize Handleman Company’s board of directors (the “Board of Directors”) or its Chairman of the Board, in their discretion, to adjourn or postpone the meeting for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the meeting to approve proposal 2;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 2, 2009; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.
The Board of Directors recommends a vote “FOR” its nominees for Directors, “FOR” approval of the Plan of Liquidation, “FOR” authorization of the adjournment proposal and “FOR” the ratification of the Audit Committee’s appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 2, 2009. The Board or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.
The record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof, was August     , 2008.
If you have any questions about the Annual Meeting, please contact:
Corporate Secretary
Handleman Company
500 Kirts Boulevard
Troy, MI 48084
248-362-4400
By Order of the Handleman Company Board of Directors

HANDLEMAN COMPANY
500 Kirts Boulevard
Troy, Michigan 48084

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held October 1, 2008
GENERAL INFORMATION
The approximate mailing date for this Proxy Statement and the proxy is                     , 2008. A copy of the Annual Report of the Company for the fiscal year ended May 3, 2008 accompanies this Notice.
It is important that your shares be represented at the meeting. We encourage you to read the Proxy Statement and vote your shares as soon as possible. The proxy is solicited by the Board of Directors of the Company. The shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Expenses incurred in connection with the solicitation of proxies will be paid by the Company and may include requests by mail and personal contact by its directors, officers and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to shareholders. Any person giving a proxy has the power to revoke it at any time before it is voted.
For additional information regarding voting your shares, see “Questions and Answers,” which is attached as Appendix A.
VOTING SECURITIES
Only shareholders of record of $.01 par value common stock (the “Common Stock”) at the close of business on August      , 2008 are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. As of August      , 2008, the date of record, the Company had issued and outstanding                      shares of Common Stock.

I. ELECTION OF DIRECTORS
The Board of Directors is divided into three classes. At each Annual Meeting, the term of one class expires. Directors in each class serve for three-year terms, or until the Director’s resignation, removal or retirement. Two Directors are to be elected by shareholders at the 2008 Annual Meeting. The Board has nominated Eugene A. Miller and Adam D. Sexton to be elected for three-year terms expiring in 2011. Two Directors whose terms expire at the 2008 Annual Meeting, P. Daniel Miller and Irvin D. Reid, have chosen not to stand for re-election. In order to distribute directors as evenly as possible among the three classes, Adam D. Sexton who was first elected to the Board of Directors at the September 5, 2007 Annual Shareholders’ Meeting for a term to expire at the 2009 Annual Meeting, has been nominated to serve a three-year term expiring in 2011.
Following each Director’s name is (1) the year he or she was first elected a Director, (2) his or her age as of the date of the Annual Meeting, and (3) an account of the Director’s business experience.
Nominees for Terms to Expire at the 2011 Annual Meeting:

Eugene A. Miller	Director since 2002 Age 70
Mr. Miller served as Chairman of the Board of Comerica Incorporated and Comerica Bank from January 2002 through his retirement in October 2002. From June 1999 through December 2001, Mr. Miller served as Chairman, President and Chief Executive Officer of Comerica Incorporated and Comerica Bank. From June 1993 until June 1999, Mr. Miller served as Chairman and Chief Executive Officer of Comerica Incorporated and Comerica Bank. Mr. Miller’s banking career began in 1955 with The Detroit Bank, forerunner of Comerica Bank. He rose to chairman, president and chief executive officer of Comerica Incorporated and Comerica Bank prior to the merger of Comerica Incorporated and Manufacturers National Corporation. Mr. Miller earned a bachelor of business administration degree with honors from the Detroit Institute of Technology. Mr. Miller is also a director of DTE Energy, Inc., TriMas Corporation and Amerisure Companies.

Adam D. Sexton	Director since 2007 Age 44
Mr. Sexton has over 15 years of experience in marketing and management in the mobile, music, and technology industries. Mr. Sexton currently serves as Chief Marketing Officer of Skyfire, developer of the first mobile browser that delivers full PC internet performance on mobile phones. Prior to Skyfire, Mr. Sexton held the position of Chief Marketing Officer at Groove Mobile, Inc., a world leader in over-the-air download music stores, whose clients included Sprint, 3UK, Vodafone, and Bell Mobility. Prior to joining Groove Mobile, Mr. Sexton was employed by Macrovision, Supertracks, Arista Records, EMI Records and BMG International where he held various executive positions. Mr. Sexton holds a BA degree in Government from Harvard College and an MBA in Marketing/Management from Columbia Business School.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ITS NOMINEES

CONTINUING DIRECTORS
Directors Whose Terms Expire at the 2009 Annual Meeting:

James B. Nicholson	Director since 1991 Age 65
Mr. Nicholson has served as President, Chief Executive Officer and Director of PVS Chemicals, Inc. since 1979. PVS manufactures, markets and distributes chemicals for water treatment and industrial use. Operations include six manufacturing facilities and a highly diversified product distribution network. In addition to an extensive customer base in the United States, PVS has established itself in markets throughout the world, most notably in Belgium, Canada, Germany and Thailand. A 1965 graduate of Stanford University, Mr. Nicholson holds an undergraduate degree in Economics. He earned an MBA degree from the University of Chicago in 1967 and an MS degree in Economics from the London (England) School of Economics in 1968. Mr. Nicholson worked at the London, England branch of the First National Bank of Chicago from 1967 to 1970. From 1970 to 1972, he was manager of a Dublin, Ireland office of the same bank. In 1972, Mr. Nicholson joined PVS as a Vice President and assumed the additional duties of Treasurer in 1977. He became President of PVS in 1979 and has served as Chief Executive Officer since that date. Mr. Nicholson is Chairman of the Board of Amerisure Companies.

Lloyd E. Reuss	Director since 1993 Age 71
Mr. Reuss served as General Motors Corporation’s Executive Vice President of New Vehicles and Systems from April 1992 until January 1993. Mr. Reuss served as President of General Motors Corporation from August 1990 until April 1992. Mr. Reuss retired from GM in January 1993 after 36 years of service. In January 1993 he became a member of the GM Corporate Advisory Council. In May 1993, he was named the Executive Dean of the Center for Advanced Technologies at Focus: HOPE in Detroit, Michigan where he serves without compensation. In his capacity as Executive Dean, Mr. Reuss also serves as the Chairman of the Coalition for New Manufacturing Education and on the steering committee for the Focus: HOPE Capital Campaign. Mr. Reuss received a BSME degree from the University of Missouri in 1957. He is also a graduate of the Senior Executive Course at the Massachusetts Institute of Technology. In April 1992, Mr. Reuss received the Engineering Society of Detroit Foundation’s prestigious Leadership Award and was honored for his significant contributions to the engineering profession and his outstanding leadership in the fields of science and engineering. In February 1995, Mr. Reuss received the Society of Automotive Engineer’s Medal of Honor for his leadership in technical and educational activities. Mr. Reuss is also a director of International Speedway Corporation and U.S. Sugar Corporation.
Directors Whose Terms Expire at the 2010 Annual Meeting:

Elizabeth A. Chappell	Director since 1999 Age 50
Ms. Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since April 2002. From January 2001 until April 2002, Ms. Chappell served as a business consultant in private practice. Ms. Chappell served as Executive Vice President — Corporate Communications and Investor Relations of Compuware Corporation from January 2000 to January 2001. Ms. Chappell was formerly President and Chief Executive Officer of The Chappell Group Inc., a consulting firm she founded in 1995 that specialized in strategic planning, organizational development, sales and marketing strategies and the design of customer centered processes. Prior to forming The Chappell Group, Ms. Chappell was employed by AT&T where she held several positions of varying responsibility. Her last position with AT&T was Global Service Vice President. Ms. Chappell holds a BA degree in Marketing from Michigan State University. Ms. Chappell also attended the Executive Management Program at the University of California, Berkeley. Ms. Chappell is also a director of American Axle and Manufacturing.

Ralph J. Szygenda	Director since 2003 Age 60
Mr. Szygenda has served as Group Vice President and Chief Information Officer of General Motors Corporation since January 2000. Mr. Szygenda joined General Motors Corporation in June 1996 as Vice President and Chief Information Officer. Mr. Szygenda is a member of GM’s Automotive Strategy Board and is responsible for the Information Systems & Services organization. Accountable for the management of all information technology efforts within General Motors, he is directly responsible for developing and implementing GM’s global digital business strategy. Before joining GM, Mr. Szygenda was vice president and chief information officer at Bell Atlantic Corporation, in Arlington, Virginia, a position he held since June 1993. His main initiatives involved reengineering Bell Atlantic’s business processes and delivering information systems to meet the new electronic generation. Mr. Szygenda has been recognized for his business and technology leadership through awards that include Industry Week’s 2001 Technology Leader of the Year, Information Week’s 2002 Chief Information Officer of the Year and CIO Magazine’s 20/20 Vision Award recognizing his contributions in driving the information age. In 2003, he was inducted in the CRN Computer Industry Hall of Fame; in 2005, he received the Computerworld Honors Program Leadership Award; in 2006, he received the Automotive News Industry All Star Award and, in 2007, he was inducted into the CIO Hall of Fame. Mr. Szygenda holds a BS degree in computer science from the University of Missouri-Rolla in 1970 and a master’s degree in electrical engineering from the University of Texas in 1975. Mr. Szygenda also received an honorary professional degree and honorary doctorate degree in engineering from the University of Missouri-Rolla.
BOARD INFORMATION
Board Meetings:
During the fiscal year ended May 3, 2008, Handleman Company’s Board of Directors (the “Board”) held a total of nine meetings. During fiscal 2008, each Director of the Company attended at least 75% of the aggregate number of meetings of the Board and of all committees of the Board on which such Director served. The Annual Meeting of Shareholders is held in conjunction with a regularly scheduled Board meeting, and Directors are expected to attend. Eight of the nine Directors attended the September 5, 2007 Annual Meeting.
Handleman Company’s independent Directors met without the Chief Executive Officer seven times during the fiscal year ended May 3, 2008.
Board Committees:
Audit Committee: The Audit Committee is appointed by the Board of Directors of the Company to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and financial reporting processes; the systems of internal accounting and financial controls; the internal audit function; the annual independent audit of the Company’s financial statements; any financially-related legal compliance or ethics programs as established by the Board; and any other areas specified by the Board of potential significant financial risk to the Company.
All members of the Audit Committee are financially literate, as the Company’s Board has interpreted such qualification in its business judgment. The Board of Directors has determined that Eugene A. Miller satisfies the standard for “audit committee financial expert” in compliance with the Sarbanes-Oxley Act of 2002.
The Audit Committee Charter is available on the Company’s website, www.handleman.com, under Investor Relations/Corporate Governance.
The Audit Committee held five meetings during the fiscal year ended May 3, 2008. Members: Mr. Eugene A. Miller, Chairman, Ms. Elizabeth A. Chappell, Dr. Irvin D. Reid and Mr. Ralph J. Szygenda.

Corporate Governance and Nominating Committee: The Corporate Governance and Nominating Committee considers the performance of incumbent Directors and makes recommendations to the Board for nominees for election as Directors. The Corporate Governance and Nominating Committee also considers nominees for Directors recommended by shareholders. Recommendations for the 2009 Annual Meeting of Shareholders should be submitted to the attention of the Chairman of the Corporate Governance and Nominating Committee at the Company’s executive offices no later than April 25, 2009. The Board of Directors has adopted corporate governance guidelines recommended by the Committee. The Committee annually reviews and monitors the guidelines.
The guidelines establish corporate governance standards, outline the respective responsibilities of management and the Board and provide a process for evaluating the performance of the Board. A copy of the guidelines is attached as Appendix B to this Proxy Statement. The Board believes that it is important that the Company’s shareholders and others are able to review its corporate governance practices. Accordingly, the Company publishes its Corporate Governance Guidelines and Code of Business Conduct and Ethics on the Company’s website, www.handleman.com, under Investor Relations/Corporate Governance.
The Corporate Governance and Nominating Committee Charter is available on the Company’s website, www.handleman.com, under Investor Relations/Corporate Governance.
The Corporate Governance and Nominating Committee held five meetings during the fiscal year ended May 3, 2008. Members: Mr. Lloyd E. Reuss, Chairman, Mr. Eugene A. Miller, Mr. P. Daniel Miller, Mr. James B. Nicholson, and Dr. Irvin D. Reid.
Corporate Governance and Nominating Committee Process for Identifying and Evaluating Nominees:
The Directors and the Corporate Governance and Nominating Committee (the “Committee”) are responsible for recommending candidates for membership on the Board. In assessing potential new Directors, the Committee considers individuals from various disciplines and diverse professional backgrounds. The Committee considers Board candidates based upon various criteria, such as their broad-based business skills and experiences, a global business and social perspective, concern for the interests of the shareholders, and personal integrity and judgment. In addition, Directors must have time available to devote to Board activities. To assist in the identification and evaluation of qualified director candidates the Company has, on occasion, engaged the services of a search firm.
Compensation Committee: The duties of the Compensation Committee are: recommending to the Board of Directors the remuneration arrangements for senior management; recommending to the Board of Directors compensation plans in which officers are eligible to participate; recommending to the Board of Directors director compensation programs; and granting stock options, performance shares, performance units and restricted stock awards under the Company’s Stock Plans. The functions of the Compensation Committee are listed in the Compensation Committee Charter. The Compensation Committee Charter is available on the Company’s website, www.handleman.com, under Investor Relations/Corporate Governance.
The Compensation Committee held five meetings during the fiscal year ended May 3, 2008. Members: Mr. James B. Nicholson, Chairman, Ms. Elizabeth A. Chappell and Mr. Lloyd E. Reuss..
Corporate Governance Documents:
The Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available in print to any shareholder or interested party who requests them by contacting the Corporate Secretary, Handleman Company, 500 Kirts Blvd., Troy, MI 48084.

Communications with the Board:
Shareholders may communicate with the Chairman of the Board or with the non-employee Directors as a group by sending a letter by regular or express mail addressed to the Corporate Secretary, Handleman Company, 500 Kirts Blvd., Troy, MI 48084, Attention: Chairman of the Board or Non-Employee Directors. All such non-frivolous correspondence sent to that address will be delivered to those Directors on a quarterly basis, unless management determines by individual case that it should be sent more promptly. All correspondence to Directors will be acknowledged by the Corporate Secretary and may also be forwarded within Handleman Company to the subject matter expert for attention and/or investigation if appropriate.
The process of communicating with the Chairman of the Board or with the non-employee Directors as a group, as outlined above, is not limited to shareholders and may be utilized by interested parties who wish to communicate with the Chairman of the Board or with the non-employee Directors as a group.
Certain Relationships and Related Transactions:
Payments to AP Services, LLC
Mr. Albert Koch, the President and Chief Executive Officer of the Company, has served in those capacities since November 2007 through the Company’s engagement of AP Services, LLC (“AP Services”), a Michigan limited liability company. AP Services is affiliated with AlixPartners, a financial advisory firm, of which Mr. Koch is Vice Chairman and has served as a Managing Director since 1995 and partner since 2007. Upon commencement of the agreement a retainer of $250,000 was paid to AP Services to be applied against expenses of AP Services’ personnel upon the completion of the engagement.
During the fiscal year ended May 3, 2008, Handleman Company paid $1,273,439 (exclusive of the retainer and the success fee discussed below) to AP Services for interim management services provided by AP Services’ personnel, including the services of its employee, Albert Koch. Mr. Koch is a partner in AlixPartners and thus an indirect equity owner in AP Services. His ownership in AP Services amounts to less than 10% of its total equity.
Per the agreement with AP Services Handleman also agreed to pay AP Services a success fee that is equal to 5% (five percent) of the increase in shareholder market capitalization from the inception the agreement through the payment due date. Approximately $113,124 was accrued by the Company as of May 3, 2008 for the success fee. On May 29, 2008, Handleman and AP Services amended their agreement with respect to the success fee. The Amendment provides that in lieu of the success fee previously agreed to, Handleman will pay AP Services a success fee based on 5% (five percent) of the fair value of cash and/or other assets that is distributed to shareholders. The success fee shall be paid in cash, concurrent with the date or dates that distributions are made to Handleman’s shareholders.
Section 16(a) Beneficial Ownership Reporting Compliance:
Federal securities law requires that Directors and Executive Officers of the Company must report to the Securities and Exchange Commission and the Company, within certain periods, the number of shares of the Corporation’s equity securities they own and any changes in such ownership. Based upon information furnished by the Directors and Executive Officers, all required Section 16(a) filings for fiscal year 2008 have been made in a timely manner.

COMPENSATION OF EXECUTIVE OFFICERS
The Company’s Compensation Committee of the Board of Directors (“Committee”) administers the Company’s executive compensation program. As reflected in its charter, the Committee has overall responsibility for setting the Chief Executive Officer’s (“CEO”) compensation and for approving, with the recommendation of the CEO, the executive officers’ compensation packages including the Chief Financial Officer (“CFO”).
The compensation of the CEO has been determined pursuant to the Company’s agreement with AP Services, LLP, which is described under “Certain Relationships and Related Transactions” on page       of this proxy statement. The Committee thus exercises no ongoing discretion with respect to the compensation of the CEO.
The Committee is also responsible for the oversight of the Company’s retirement plans and health and welfare benefit plans. Additionally, the Committee administers the Company’s various equity compensation plans, and exercises general oversight over the Company’s compensation practices. A complete description of the Committee’s responsibilities and functions is set forth in its charter, which can be found on the Company’s website at www.handleman.com under Investor Relations/Corporate Governance.
To assist the Committee in performing its duties, the Board of Directors has authorized the Committee to retain an independent compensation consultant, which reports to the Committee Chairperson, to provide consultation on Committee duties and responsibilities. The Board of Directors granted the Committee the authority to determine the scope of the consultant’s services and the Committee may terminate the consultant’s engagement at any time. The consultant reports to the Committee Chairman. For additional information on the Committee’s members and duties, see “Compensation Committee” on page eight of this proxy statement.
Summary Compensation Table

							Change
						Non-Equity	in
				Stock	Option	Incentive Plan	Pension	All Other
		Salary (4)	Bonus (5)	Awards (6)	Awards (7)	Compensation (8)	Value (9)	Compensation	Total
Name & Principal Position	Fiscal Year	($)	($)	($)	($)	($)	($)	($)	($)

Albert A. Koch	2008	—	—	—	—	—	—	588,015	588,015
President and CEO (1)	2007	—	—	—	—	—	—	—	—
Khaled Haram Senior Vice President	2008	276,826	31,250	15,504	—	—	—	23,759	347,339
and CFO (10)	2007	250,000	125,000	112,994	—	—	—	419,636	907,630
Mark Albrecht Senior Vice President,	2008	224,231	27,500	53,153	—	—	—	25,542	330,425
Human Resources (11)	2007	217,644	—	128,020	28,830	22,000	31,204	21,456	449,154

Former Executive Officers of the Company:

Stephen Strome Former	2008	584,308	—	231,383	7,025	—	—	36,255	858,971
Chairman and CEO (2),(12)	2007	713,269	—	508,954	79,949	—	609,580	58,798	1,970,550

Thomas C. Braum, Jr. Former Executive VP	2008	305,346	63,750	55,367	—	—		23,777	448,240
and CFO (3), (13)	2007	329,230	—	199,587	19,977	—	136,091	19,820	704,705

(1)	Mr. Koch is not a Handleman Company employee. AP Services, LLC, a subsidiary of AlixPartners, LLP, provided his services to us under contract. The amount shown under “All Other Compensation” is the amount expensed in fiscal 2008 for fees to AP Services, LLC for Mr. Koch’s services in all capacities.

(2)	On November 28, 2007, Handleman Company (“Handleman”) announced that on November 27, 2007, it accepted the resignation of Mr. Stephen Strome as Chief Executive Officer and as a member of the Board of Directors. Handleman and Mr. Strome entered into a Consulting Agreement dated November 27, 2007

(“Consulting Agreement”). For his consulting services that begin January 7, 2008 and end on March 31, 2010, Handleman will pay Mr. Strome $506,667 annually. Handleman will pay Mr. Strome $800,000 in exchange for his agreement not to work for any business that competes with Handleman or solicits Handleman employees. Mr. Strome is also eligible for his full payout, if any is awarded, pursuant to his outstanding award under Handleman’s Long Term Incentive Plan that vests in April 2008. Handleman will also maintain Mr. Strome’s healthcare benefits until June 30, 2011.

(3)	On February 18, 2008, Handleman Company (“Handleman”) announced that it accepted the resignation of Mr. Thomas C. Braum, Jr. from his position as Handleman’s Executive VP and Chief Financial Officer and that Mr. Khaled Haram would serve as Handleman’s Senior VP and Chief Financial Officer.

(4)	Reflects salary earned in fiscal 2008. Mr. Haram’s base salary was increased to $400,000 upon his promotion to Senior VP and CFO. Mr. Albrecht’s base salary was $220,000. Mr. Strome’s base salary prior to his retirement was $720,000. Mr. Braum’s base salary prior to leaving the Company was $275,000.

(5)	On May 22, 2007, Handleman Company’s (“Handleman”) Compensation Committee adopted Handleman Company’s Key Employee Retention Plan (“KERP”) for executive officers and certain other employees. The bonus amounts reported for fiscal 2008 for Messrs. Haram, Albrecht and Braum represent KERP payments made to them during the fiscal year. The amount reported for Khaled Haram for fiscal 2007 includes a sign-on bonus of $50,000 paid in fiscal 2007 plus a guaranteed bonus of $75,000 paid in July 2007.

(6)	Includes full grant date fair value of all stock-based awards (including performance shares, restricted stock and phantom stock). Grant date fair value is computed under FAS 123(R), applying same valuation model and assumptions as used for financial reporting purposes. Assumptions are disclosed in Handleman Company’s Form 10K under “Stock Based Compensation”.

(7)	The amount reported in 2008 for Mr. Strome is based on the option grant made in June 2004. The cost of the stock option grants are based on the grant date fair value determined under the provisions of Financial Accounting Standards Board Statement of Financial accounting Standards No. 123, Share Based Payment (FAS 123R). The June 2004 option has an exercise price of $22.46 and a grant-date fair value of $8.14. The assumptions used in the Black-Scholes model to calculate this grant-date fair value were; an expected life of 5 years, a volatility rate of 39.47 percent, a risk-free interest rate of 3.96 percent and a dividend yield of 1.25 percent.

(8)	The value in this column reflects awards earned through the management incentive plan.

(9)	Includes annual change in the actuarial present value of accumulated pension benefits in fiscal 2008. The aggregate change in the actuarial present value of the accumulated pension benefit is determined using the same amounts required to be disclosed under Item 402(h) (the Pension Benefits table) for the covered fiscal year.

(10)	Includes company car, annual physical benefits, financial consulting, moving costs, amounts paid for certain life and health insurance benefits and amounts contributed to the named Executive Officer’s 401(k) Plan account for the Company matching of employee contributions of $7,928; $1,825; $1,428; $996; $607 and $10,975 respectively.

(11)	Includes company car, annual physical benefits, financial consulting, amounts paid for certain life and health insurance benefits and amounts contributed to the named Executive Officer’s 401(k) Plan account for the Company matching of employee contributions of $8,655; $1,500; $3,809; $984 and $10,594 respectively.

(12)	Includes company car, annual physical benefits, financial consulting, club dues amounts paid for certain life and health insurance benefits and amounts contributed to the named Executive Officer’s 401(k) Plan account for the Company matching of employee contributions of $10,526; $1,265; $2,932; $9,154; $2,605 and $9,773 respectively.

(13)	Includes company car, amounts paid for certain life and health insurance benefits and amounts contributed to the named Executive Officer’s 401(k) Plan account for the Company matching of employee contributions of $8,069; $1,051 and $14,657 respectively.

Outstanding Equity Awards as of Fiscal Year-End May 3, 2008

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
											Awards:
											Market or
				Equity				Market			Payout
				Incentive				Value of			Value of
				Plan				Shares			Unearned
				Awards:				or Units	Equity Incentive		Shares,
	Number of		Number of	Number of				of Stock	Plan Awards:		Units, or
	Securities		Securities	Securities			Number of	that	Number of		Other
	Underlying		Underlying	Underlying			Shares or Units	Have	Unearned Shares,		Rights that
	Unexercised		Unexercised	Unexercised	Option	Option	of Stock that	Not	Units, or Other		Have Not
	Options		Options	Unearned	Exercise	Expiration	Have Not	Vested	Rights that Have		Vested
	Exercisable		Unexercisable	Options	Price	Date	Vested	(11)	Not Vested (7)		(11)
Name & Principal Position	(#)		(#)	(#)	($)		(#)	($)	(#)		($)

Albert A. Koch President and CEO	—		—	—	—	—	—	—	—		—
Khaled Haram	—		—	—	—	—	5,000 (5)	3,850	6,800	(8)	5,236
SVP and CFO	—		—	—	—	—	2,500 (6)	1,925
Mark Albrecht	2,667	(1)			16.93	06/09/2013	—	—	13,600	(9)	10,472
SVP, HR	7,000	(2)			22.46	06/07/2014	—	—
Former Executive Officers of the Company:
Stephen Strome	71,100	(3)	—	—	15.75	06/12/2011	—	—	53,600	(10)	41,272
Former Chairman	47,403	(4)	—	—	11.83	06/03/2012	—	—
and CEO	27,200	(1)	—	—	16.93	06/09/2013	—	—
	27,000	(2)	—	—	22.46	06/07/2014	—	—
Thomas C. Braum, Jr	3,667	(4)	—	—	11.83	06/03/2012	—	—	10,000	(11)	7,700
Former EVP and CFO	4,600	(1)	—	—	16.93	06/09/2013	—	—
	10,000	(2)	—	—	22.46	06/07/2014	—	—

(1)	Options were granted June 10, 2003 and vested 33.3 percent per year over three years after date of grant.

(2)	Options were granted June 8, 2004 and vested 33.3 percent per year over three years after date of grant.

(3)	Options were granted June 13, 2001 and vested 33.3 percent per year over three years after date of grant.

(4)	Options were granted June 4, 2002 and vested 33.3 percent per year over three years after date of grant.

(5)	Restricted stock granted on April 10, 2006. Vests on June 15, 2008.

(6)	Phantom stock granted on April 10, 2006. Each share of phantom stock is equal to the economic equivalent of one share of Handleman Company stock. Mr. Haram will received a cash payment equal to the value 2,500 shares of Handleman Company common stock on June 15, 2008 based on his being in the employ of Handleman Company on that date.

(7)	Number of shares that are subject to performance conditions. Number reported is based on achieving target.

(8)	Includes 6,800 performance shares which vest at the end of the May 1, 2006 through May 2, 2009 performance period if performance goals are met.

(9)	Includes 6,800 performance shares which vest at the end of the May 1, 2005 through May 3, 2008 performance period and 6,800 shares which vest at the end of the May 1, 2006 through May 2, 2009 performance period if performance goals are met.

(10)	Includes 26,800 performance shares which vest at the end of the May 1, 2005 through May 3, 2008 performance period and 26,800 shares which vest at the end of the May 1, 2006 through May 2, 2009 performance period if performance goals are met.

(11)	Includes 10,000 performance shares which vest at the end of the May 1, 2005 through May 3, 2008 performance period if performance goals are met.

Board Compensation
Officers of the Company who are Directors do not receive additional compensation for services as a Director. During fiscal 2008, non-employee Directors received an annual cash retainer of $25,000 payable in four quarterly installments of $6,250.
During fiscal 2008, each Director received meeting fees of $1,500 for each Board of Directors meeting attended. In addition, each member on a Committee was paid at the rate of $1,500 for each Committee meeting attended, with the exception of the Audit Committee Chairman who received Audit Committee meeting fees of $2,500 for each meeting attended and the Compensation Committee Chairman who received Compensation Committee meeting fees of $2,000 for each meeting attended. Non-committee member Directors who are requested in advance to participate in any Committee meeting are also paid the committee meeting fee. In addition, the Chief Executive Officer has the discretion to approve payments up to $500 to independent Directors for incremental services. During fiscal 2008, each Committee Chairman received an annual fee of $3,500.
Directors are reimbursed for travel and other expenses related to attendance at Board and Committee meetings. In addition, during fiscal year 2008 the Presiding Director is paid an annual fee of $6,000. Currently, Handleman Company’s Chairman of the Board is an outside Director (the Chairman and the Chief Executive Officer are independent roles). During the period that the Chairman is an outside Director there will not be a Presiding Director. During this period the Chairman will be paid the Presiding Director fee.
The 2004 Stock Plan allows restricted stock grants to non-employee Directors. In September 2007, each non-employee Director received a 2,000 share grant of restricted Handleman Company stock. These shares vest in equal increments over three years. In addition, non-employee Directors receive a one-time stock grant of 500 shares when first joining the Board. This grant vests 100% three years from the date the Director first joins the Board.
Under resolutions of the Board of Directors presently in effect, if certain Corporate, Division or Subsidiary Officers should die while serving in such capacity, the Company will pay to the surviving spouse, or if there is no surviving spouse then to the decedent’s estate, the equivalent of one year’s salary (excluding bonuses) based upon the amount being received by the decedent at the time of his or her death, in 24 equal monthly installments commencing one month after death. In the event a Director should die while serving the Company in such position, the Company shall pay to the deceased’s surviving spouse, or if there is no surviving spouse to the deceased’s estate, the equivalent of one year’s cash retainer plus any accrued but unpaid board and committee meeting fees that the deceased was entitled to receive for such services from the Company at the time of his or her death, such amount to be paid in a lump sum one month from the date of death. In addition, the deceased Director’s outstanding restricted stock grants shall immediately vest.
The following table provides information on Handleman Company’s director compensation for non-employee directors is fiscal 2008.
Director compensation during the Fiscal Year Ended May 3, 2008

	Fees Earned or Paid	Stock
	in Cash (1)	Awards (4)	Total
Name	($)	($)	($)
Elizabeth A. Chappell	52,000	15,133	67,133
Eugene A. Miller (2)	61,500	15,133	76,633
P. Daniel Miller (5)	47,000	16,345	63,345
James B. Nicholson (2), (3)	66,000	15,133	81,133
Irvin D. Reid	51,500	15,133	66,633
Lloyd E. Reuss (2), (3)	59,500	15,133	74,633
Adam D. Sexton	20,000	3,261	23,261
Ralph J. Szygenda	45,500	15,133	60,633
Thomas S. Wilson	46,500	1,584	48,084

Total	$449,500	$111,988	$561,488

(1)	Includes all fees paid in cash during the fiscal year ended May 3, 2008, including annual retainer fees, committee and chairman fees, and meeting fees.

(2)	Amount includes the additional retainer for serving as a Board Committee Chairperson paid to Messrs. Eugene A. Miller, James B. Nicholson and Lloyd E. Reuss, each of whom served as a Committee Chairperson during fiscal 2008.

(3)	Amount includes the additional retainer paid to Messrs. Lloyd E. Reuss and James B. Nicholson during fiscal 2008 for serving as Presiding Director. For James B. Nicholson the amount includes fees earned as Chairman. (During the period that an outside Director serves as Chairman there is no Presiding Director position. During this period the Chairman will be paid the fee normally paid to the Presiding Director.)

(4)	Amounts include the aggregate fair value of shares of restricted stock granted in fiscal 2005 through fiscal 2008 recognized as compensation costs for financial reporting purposes for the fiscal year ended May 3, 2008. The grant date fair value for each share for the fiscal 2005 and fiscal 2006 grants of $21.40 and $14.54, respectively, were based on the average of the high and low price of Handleman Company stock on the date of grant. The grant date fair value for each share for the fiscal 2007 and fiscal 2008 grants of $7.00 and $3.26, respectively, were based on the closing price of Handleman Company stock on the date of grant. At May 3, 2008 Ms. Elizabeth A. Chappell and Messrs. Eugene A. Miller, P. Daniel Miller, James B. Nicholson, Irvin D. Reid, Lloyd E. Reuss and Ralph J. Szygenda each held 5,333 restricted shares. Mr. Adam D. Sexton had 2,000 restricted shares. Mr. Thomas S. Wilson resigned from the Board of Directors on March 25, 2008. As a result 4,001 unvested restricted shares held by Mr. Wilson were cancelled.

(5)	Amount includes the aggregate fair value of shares of a one time 500 share grant to P. Daniel Miller in fiscal 2006 recognized as compensation costs for financial reporting purposes for the fiscal year ended May 3, 2008. The grant date fair value for each share for Mr. Miller’s fiscal 2006 grant of $14.54 was based on the average of the high and low price of Handleman Company stock on the date of grant.
POTENTIAL PAYMENTS UPON A CHANGE IN CONTROL
At the end of the Company’s 2008 fiscal year, the Company had entered into Change in Control Agreements (the “Agreements”) with Khaled Haram and Mark Albrecht in the event their employment were terminated as a result of, or in connection with, a change in control (as defined in the Agreements). The Agreements expire December 31, 2008 and are automatically renewed to December 31 of each subsequent year unless and until the Company or the named Executive Officer sends a written notice of termination to the other party by September 1st. Mr. Haram has left the Company since the end of the 2008 fiscal year and is no longer eligible to be paid benefits under his Change in Control Agreement.
In the event of termination of employment or other specified changes in the employment relationship beginning 90 days before and ending two years after a change in control, the Agreements generally provide for payments of:
(a) All amounts earned or accrued by the Executive through the termination date but not paid as of the Termination Date, including base salary or compensation, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the termination date, vacation pay and sick leave; and
(b) A pro rata bonus for the Company’s current fiscal year in an amount equal to (I) the average of the annual bonus accrued on behalf of the Executive during the Company’s three (3) full fiscal years ended prior to the Effective Date, multiplied by (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365; and
(c) The Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the termination date, in a single payment, an amount (the “Severance Amount”) in cash equal to I (one) times the sum of (I) the Executive’s base salary at the highest rate in effect at any time within one hundred eighty (180) days prior to the Effective Date, and (2) the average of the annual bonus accrued on behalf of the Executive during the three (3) full fiscal years ended prior to the Effective Date; and
(d) For twelve (12) months following the Termination Date, the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, prescription, dental and hospitalization benefits provided to the Executive at any time during the ninety (90) day period prior to the Effective Date.

In addition, all restrictions on any outstanding incentive awards (including restricted stock and rights to performance shares and performance units) granted to the Executive under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested and all stock options granted to the Executive under any incentive plan or arrangement will become 100% vested and immediately exercisable.
Based on current salaries and prior bonuses, if Messrs. Haram and Albrecht had terminated their employment as of May 3, 2008 under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of                                    respectively. The cost of life and health insurance benefits for three years following the termination date for                                    would have been                                           respectively.
AUDIT COMMITTEE REPORT
The Audit Committee of the Handleman Company Board of Directors is composed of four independent directors. The Audit Committee is governed by the Audit Committee Charter adopted by the Board of Directors. The Audit Committee Charter is available on the Company’s website, www.handleman.com, under Investor Relations/Corporate Governance.
As set forth in the Audit Committee Charter, the Committee is appointed by the Board of Directors to, among other duties and responsibilities, provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the internal audit function; the annual independent audit of the Company’s financial statements; the adequacy and effectiveness of the Company’s financially-related legal, regulatory, and ethical compliance programs; and any other areas specified by the Board of Directors of potential significant financial risk to the Company. The Committee is also responsible for hiring, retaining and terminating the Company’s independent registered public accounting firm. The Committee reports its activities to the Board of Directors on a regular basis.
Management has responsibility for the Company’s financial statements and financial reporting processes, including the systems of internal accounting and financial controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.
The Committee reviews the Company’s financial statements and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has met and held discussions with management, the internal auditors, and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended May 3, 2008, with management and the independent registered public accounting firm.
The Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has discussed with the independent registered public accounting firm their independence from the Company and its management, including the letter regarding its independence provided to the Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.
The Committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviewed and discussed with the independent registered public accounting firm the fees paid to the independent registered public accounting firm.

The Company’s Chief Executive Officer and Chief Financial Officer also reviewed with the Committee the certifications that each such officer will file with the Securities and Exchange Commission (SEC) pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations issued by the SEC pursuant thereto. Management also reviewed with the Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.
By the members of the Audit Committee of the Board of Directors of Handleman Company:
Eugene A. Miller, Chairman, Elizabeth A. Chappell, Irvin D. Reid and Ralph J. Szygenda
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below reflects the number of shares beneficially owned by (1) each Director and Director Nominee of the Company; (2) each Executive Officer of the Company named in the Summary Compensation Table; (3) all Directors, Director Nominees and Executive Officers as a group; and (4) each person or group owning more than five percent of the outstanding shares of Handleman Company Common Stock. Unless otherwise noted, the information is stated as of August _, 2008 and the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Shares Owned	Percent of Class

Albert A. Koch	21,213		*
Khaled Haram	7,713	(b)	*
Mark J. Albrecht	24,127	(a),(b)	*
Elizabeth A. Chappell	17,549	(c)	*
Eugene A. Miller	22,452	(c)	*
P. Daniel Miller	6,500		*
James B. Nicholson	27,214	(c)	*
Irvin D. Reid	12,951	(c)	*
Lloyd E. Reuss	18,314	(c)	*
Adam D. Sexton	2,500		*
Ralph J. Szygenda	9,472	(c)	*
All Directors, Director Nominees and Executive Officers as a Group (12 persons)	239,481	(d)
Third Avenue Management LLC	4,670,000	(e)	22.8%
Joseph Harrosh	2,030,700	(e)	9.9%
Franklin Advisory Services, LLC	2,020,000	(e)	9.9%
Dimensional Fund Advisors, Inc.	1,682,000	(e)	8.2%
Aegis Financial	1,570,000	(e)	7.7%
Berg & Berg Enterprises	1,550,000	(e)	7.6%
Donald Smith & Co., Inc.	1,332,200	(e)	6.5%
White Pine Investment Company	1,120,000	(e)	5.5%

*	Less than 1 % of the Company’s outstanding shares of Common Stock.

(a)	The number shown above as beneficially owned by Mr. Albrecht includes 9,667 shares which he has the right to acquire within 60 days of August __, 2008 pursuant to the Company’s stock option plans (assuming that the stock price reaches certain levels.

(b)	The number shown above as beneficially owned by Messrs. Haram and Albrecht includes 771 and 2,765, respectively, which have been credited to them under the Company’s 401(k) Plan.

(c)	The number shown above as beneficially owned by Ms. Elizabeth A. Chappell, Mr. Eugene A. Miller, Mr. James B. Nicholson, Dr. Irvin D. Reid, Mr. Lloyd E. Reuss and Mr. Ralph J. Szygenda includes 11,500; 5,000; 10,000; 2,501; 8,168, and 2,500 shares, respectively, which they have the right to acquire within 60 days of August __, 2008 pursuant to the Company’s stock option plans (assuming that the stock price reaches certain levels).

(d)	All Directors, Director nominees, and Executive Officers as a group (12 persons) beneficially owned 239,481 shares (1.2%) of the Company’s outstanding Common Stock as of August __, 2008, including shares that they have the right to acquire within 60 days of that date pursuant to the Company’s stock option plans and shares that have been credited to them under the Company’s 401(k) Plan.

(e)	Based on information filed with the Securities and Exchange Commission, (1) Third Avenue Management LLC, 622 Third Avenue, 32nd Floor, New York, New York 10017-6715, owns 4,670,000 shares (22.8%) of the Company’s outstanding Common Stock, (2) Joseph L. Harrosh 1457 Via Di Salerno, Pleasanton, CA 94566 owns 2,030,700 shares (9.9%) of the Company’s outstanding Common Stock, (3) Franklin Advisory Services, LLC, One Parker Plaza, 9th Floor, Fort Lee, New Jersey 07024-2938, owns 2,020,000 shares (9.9%) of the Company’s outstanding Common Stock, (4) Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401-1005, owns 1,682,000 shares (8.2%) of the Company’s outstanding Common Stock, (5) Aegis Financial Corporation,1100 North Glebe Road, Suite 1040, Arlington, VA 22201-5793, owns 1,570,000 shares (7.7%) of the Company’s outstanding Common Stock, (6) Berg & Berg Enterprises, LLC 10050 Bandley Drive, Cupertino, CA 95014, owns 1,550,000 shares (7.6%) of the Company’s outstanding Common Stock, and (7) Donald Smith & Co., Inc., 152 West 57th Street, 22 Floor, New York, NY 10019-3310, owns 1,332,200 shares (6.5%) of the Company’s outstanding Common Stock, and (7) White Pine Investment Company, 17199 Laurel Park Drive, N. Suite #209, Livonia, MI 48152, owns 1,120,000 shares (5.5%) of the Company’s outstanding Common Stock. Management does not know of any other person who, as of August __, 2008, beneficially owned more than 5% of the Company’s Common Stock.
II. PROPOSAL TO APPROVE THE LIQUIDATION AND DISSOLUTION OF HANDLEMAN COMPANY
Background of the Proposal
Handleman Company, a Michigan corporation, is the successor to a proprietorship formed in 1934, and to a partnership formed in 1937. From that time, Handleman Company operated as a category manager and distributor of prerecorded music and console video game hardware, software and accessories to leading retailers in the United States (“U.S.”), United Kingdom (“UK”) and Canada.
In recent years, music industry sales have declined at double-digit rates as the industry was impacted by digital distribution, downloading and piracy. In addition, the Company’s gross margins were compressed because lower-margin promotional products became a greater proportion of annual sales. This level of continued erosion of CD music sales is expected to continue into the foreseeable future. In response to this dramatic decline, the Company implemented significant cost reduction plans to reduce expenses and streamline operations. These plans included work force reductions; the consolidation of the operations of two U.S. automated distribution facilities into one facility; the reduction of benefits programs and realignment of medical plans; initiatives to reduce customer product returns; and various other cost cutting initiatives. However, the reduction in music sales volume and loss of gross margin outpaced the Company’s ability to reduce overhead costs and the Company experienced steep operating losses in the past two fiscal years.
The Company’s customers have responded to the decline in music industry sales by contracting the amount of retail space devoted to music sales. Additionally, the Company violated certain debt covenants in the fourth quarter of fiscal 2008. Those violations were cured soon thereafter by an amendment to the credit facility. In recent months, trade creditors have expressed concern about whether the Company might be contemplating or be required to file a bankruptcy proceeding. As a result, the Company became concerned about whether it would have access to sufficient financing and vendor credit to meet its business needs.

The continuing decline of the music distribution industry in North America and Europe has caused a reduction in the Company’s gross margins and its ability to meet all of its debt obligations. Although the Company has taken numerous steps to reduce its cost structure, it has been unable to reduce costs to the extent required to achieve profitable operations.
As a result of concerns about the prospects for the music business and the availability of financing, on June 2, 2008, Handleman announced that it was exiting the music business in North America and that it had sold a portion of its U.S. inventory and its U.S. music business related to Wal-Mart to Anderson Merchandising (“Anderson”). Handleman also announced that it would work with its other non-Wal-Mart U.S. customers to achieve a smooth transition to another music supplier, which is expected to occur by the end of August 2008. Further, Handleman announced that it had executed a definitive agreement with Anderson for the sale of all of the inventory and fixed assets and all operations of its Canadian subsidiary, Handleman Canada. The closing on the sale of assets of Handleman Canada is subject to Canadian regulatory approval, which the parties expect to receive in the second quarter of fiscal 2009; the closing will occur shortly thereafter.
As a public company, the Company’s administrative cost structure is, in the judgment of management and the Board of Directors, too great to support the reduced operations of the Company. After careful consideration of all relevant factors, the Board of Directors has come to the unanimous determination that a dissolution of the Company is fair to and in the best interests of Handleman and its shareholders. The Board has further determined that the best way to maximize shareholder value is through the adoption of the Plan of Liquidation set forth in Appendix C to this proxy statement. Such Plan of Liquidation authorizes the Company to sell or otherwise dispose of all of its remaining property and assets upon terms set by the Board of Directors. The proceeds of any transactions consummated under the Plan of Liquidation will then be used to pay all of the Company’s claims and obligations, with any remainder distributed to the Company’s shareholders
Shareholder approval of the Company’s dissolution is required by Michigan law, under which the Company is organized. The affirmative vote of a majority of Handleman’s outstanding common shares will be required to approve the dissolution and Plan of Liquidation.
The Board of Directors has unanimously approved the dissolution of Handleman, has declared it advisable and unanimously recommends that you vote or give instruction to vote “FOR” the dissolution and Plan of Liquidation.
Summary of the Plan of Liquidation
This summary briefly describes the material terms of Handleman’s proposed dissolution and Plan of Liquidation. This information is provided to assist shareholders in reviewing this proxy statement and considering the proposed dissolution and Plan of Liquidation, but it does not include all of the information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. To understand fully the dissolution and Plan of Liquidation being submitted for shareholder approval, you should carefully read this proxy statement, including the accompanying copy of the Plan of Liquidation attached as Appendix C in its entirety.
The Plan of Liquidation authorizes the Company to sell or otherwise dispose of all of its property and assets. This liquidation is expected to commence as soon as practicable after approval of the dissolution and Plan of Liquidation by the Company’s shareholders. Any sales of Company assets will be made in private or public transactions and on such terms as are approved by the Company’s Board of Directors. The Company does not anticipate soliciting any further votes of the shareholders with respect to the approval of the specific terms of any particular sale of assets approved by the Company’s Board of Directors.
If the Plan of Liquidation is approved by the shareholders, the Company anticipates that the Company’s activities will be limited to actions the Company deem necessary or appropriate to accomplish the following:
•	selling, collecting, or otherwise realizing the value of the Company’s remaining assets;

•	as provided in the Plan of Liquidation, paying or adequately providing for the payment of all claims and obligations of the Company;

•	if there are insufficient assets to satisfy the Company’s known and unknown liabilities, paying all such liabilities according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor;

•	filing a Certificate of Dissolution with the Department of Labor and Economic Growth of the State of Michigan;

•	distributing to the Company’s shareholders, ratably in proportion to their interests, any proceeds remaining after the distribution of those funds necessary to satisfy claims and obligations against the Company;

•	winding up the Company’s remaining business activities; and

•	making tax and other regulatory filings.
Pursuant to the Plan of Liquidation, the Company will use the proceeds of such sales to pay or make provision for payment of the entirety of the Company’s indebtedness and other obligations, prior to any distributions being made to the Company’s shareholders.
The Company does not anticipate any that any significant regulatory approvals will be required in connection with the Plan of Liquidation.
If the Company’s shareholders do not vote to approve Handleman’s dissolution and Plan of Liquidation, the Board of Directors will explore what, if any, alternatives are available for the future of Handleman. The Board of Directors believes, however, the dissolution and liquidation of the Company pursuant to the Plan of Liquidation is the best alternative available.
Other Information Relating to the Proposal.
Approval of Handleman’s dissolution and Plan of Liquidation will require the affirmative vote of holders of a majority of Handleman’s outstanding common shares. Approval of Proposal 4 (adjourning the meeting if necessary) requires the affirmative vote of holders of a majority of common shares present or represented by proxy at the special meeting and voting on the proposal.
The Company cannot assure you that the proceeds it receives from the liquidations contemplated under the Plan of Liquidation will be sufficient to pay or provide for the claims and obligations of the Company. As such, the Company cannot assure you that you will receive any of such proceeds.
If you do not want the dissolution and Plan of Liquidation to be approved, you must abstain, not vote or vote against it. Shares represented by proxy cards received in time for the special meeting that are properly signed, dated and returned without specifying choices will be voted “FOR” this proposal. You should be aware, however, that if the dissolution and Plan of Liquidation are not approved, Handleman will not be authorized to dissolve and liquidate. Whether or not you vote against it, if the dissolution and Plan of Liquidation are approved, all Company’s shareholders will be entitled to their pro rata portion of proceeds distributed to shareholders pursuant to the Plan of Liquidation.
If the dissolution and Plan of Liquidation are not approved, Handleman will not be authorized to dissolve and liquidate. If sufficient votes to approve the dissolution and Plan of Liquidation are not available at the meeting, or if a quorum is not present in person or by proxy, the Board of Directors or Chairman of the Board may seek to adjourn or postpone the meeting to continue to seek such approval.
ABSTAINING FROM VOTING OR NOT VOTING, EITHER IN PERSON OR BY PROXY OR BY VOTING INSTRUCTION, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE DISSOLUTION AND PLAN OF LIQUIDATION PROPOSAL.

If your broker holds your shares in its name and you do not give the broker voting instructions, Financial Industry Regulatory Authority rules prohibit your broker from voting your shares on the dissolution and Plan of Liquidation proposal or the proposal to adjourn or postpone the special meeting to solicit additional proxies. This is known as a “broker non-vote.” Abstentions or broker non-votes will have the same effect as a vote against the dissolution and Plan of Liquidation proposal. Abstentions or broker non-votes will not be counted as votes for or against the proposal to authorize management to adjourn or postpone the special meeting, as the vote required to approve this discretionary authority is a majority of the common shares present in person or by proxy and entitled to vote.
If your shares are held in “street name,” consult your broker, bank or other nominee for instructions on how to revoke your proxy or change your vote. If an executed proxy card is returned by a broker, bank or other nominee holding common shares that indicates that it does not have discretionary authority to vote on the proposals, the common shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered to have been voted on the proposals. Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the information provided to you by such broker, bank or other nominee.
Under Michigan law, shareholders are not entitled to dissenters’ rights of appraisal in connection with Handleman’s dissolution and liquidation.
Status of Current Asset Sale Activity
Handleman’s remaining operations include Crave Entertainment Group, Inc. (“Crave”), a full-service distributor of video game software, hardware and related accessories, and a specialty video game publisher; Handleman UK Limited (“Handleman UK”), a UK-based distributor and store merchandiser of music, video, books, computer games and other products; Artist to Market Distribution (“A2M”), an independent music distributor that works directly with branded artists and artists’ management to streamline the supply chain and deliver new music product to the marketplace at a lower cost; and REPS LLC (“REPS”), a national in-store merchandiser.
Handleman retained the investment banking firm W.Y. Campbell & Company in April 2008 for the purpose of exploring a possible sale or other strategic options for Crave. In June 2008, an Offering Memorandum was completed and the Company began actively marketing Crave for sale at that time. In the first quarter of fiscal 2009, the Company also broadened the scope for W.Y. Campbell & Company to include strategic initiatives related to REPS as well.
Further, Handleman is in discussions and has reached an agreement in principle with Tesco Stores Limited (“Tesco”) in the UK regarding the sale of certain of its Handleman UK assets and operations. Handleman has also signed an agreement for the sale of A2M assets in July 2008 for $357,000, which primarily included inventory and intellectual property.
Risk Factors to Be Considered in Connection With the Plan of Liquidation
There are a number of factors that the Company’s shareholders should consider when deciding whether to vote to approve Handleman’s dissolution and Plan of Liquidation, many of which could have substantial effects on the value (or existence) of distributions ultimately made to the shareholders pursuant to the Plan of Liquidation. Such factors include the following:
The Company cannot determine with certainty whether there will be distributions to shareholders.
The Company cannot determine at this time the amount of distributions to its shareholders pursuant to the Plan of Liquidation. This determination depends on a variety of factors, including, but not limited to, the amount required to settle known and unknown debts and liabilities, the resolution of litigation, and other contingent liabilities, the net proceeds, if any, from the sale of our remaining assets, and other factors. As a result, we cannot determine with certainty the amount of distributions to our stockholders.

Handleman cannot assure that distributions to shareholders will not be delayed.
If the Company’s shareholders approve Handleman’s dissolution and Plan of Liquidation, the Company intends to promptly sell or collect on its assets and pay its liabilities. There are a number of factors that could delay any distribution to shareholders, including the following:
•	delays in payment, or arrangement for payment or compromise, of Handleman’s liabilities or obligations, if any;

•	lawsuits or other claims asserted against the Company; and

•	unanticipated legal, regulatory or administrative requirements.
The Board of Directors may delay implementation of the Plan of Liquidation, even if dissolution is approved by the Company’s shareholders.
Even if Handleman’s dissolution is approved by the Company’s shareholders, the Board of Directors has reserved the right, in its discretion, to delay implementation of the Plan of Liquidation if it determines that doing so is in the best interests of Handleman and its shareholders. The Board of Directors is, however, unaware of any circumstances under which it would do so, unless prohibited from doing so by law, regulation or court order.
The Company may not be able to settle all of its obligations to creditors.
The Company has current and future obligations to creditors. As part of the wind-down process, the Company will attempt to settle those obligations with its creditors. The Company cannot assure you that it will be able to settle all of these obligations or that they can be settled for the amount it has estimated for purposes of calculating the likely distribution to shareholders. If the Company is unable to reach an agreement with a creditor relating to an obligation, that creditor may bring a lawsuit against the Company. Amounts required to settle obligations or defend lawsuits in excess of the amounts estimated by the Company will reduce the amount of remaining capital available for distribution to shareholders.
Handleman cannot assure that it will have adequate financing arrangements with its lenders.
Handleman believes that cash provided from operations and the sale of assets could provide sufficient liquidity to fund the Company’s day-to-day operations provided that the Company is able to sell its remaining assets within a reasonable period of time. If the Company is unable to sell its assets in a reasonable period of time, or if the Company receives substantially less than anticipated, the Company could be forced to seek protection under bankruptcy laws.
Handleman cannot assure the successful sale of its remaining assets or that the sale of its assets will be at anticipated terms.
While Handleman is reasonably confident that it will be able to successfully sell its remaining assets, it cannot make any assurances that there will be a reasonable demand for these assets. With the decline in the music and video industries, Handleman faces risks that further declines of sales in its operating markets will hinder its ability to successfully sell its assets.
Handleman anticipates that sales of its remaining assets will be made on terms that are approved by the Board of Directors and may be conducted by competitive bidding, public sales or privately negotiated sales. The prices at which the Company will be able to sell these assets will depend largely on factors beyond the Company’s control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, public market perceptions and limitations on transferability of certain assets. Because some of the Company’s remaining assets, particularly intellectual property assets, may decline in value over time, the consummation of the sale of these assets in time to generate meaningful value is critical. In addition, the Company may not obtain as high a price for its illiquid assets as might have been obtained were the Company not seeking strategic alternatives for its various business operations.

Handleman must resolve matters related to its U.S. and Canadian Pension Plans.
Handleman’s pension plans are at risk related to the current economic downturn. To the extent that Handleman’s pension plans have investments in volatile instruments, Handleman is at risk that its pension plans will be underfunded at any given time. Handleman is currently in the process of immunizing its pension fund thereby removing a significant portion of the economic risk. The plan will move to an 80% long-bond portfolio with 20% exposure, from 60% equity and 40% long-bond exposure. This significantly reduces asset/liability mismatch risk. While immunization would significantly reduce Handleman’s risk related to the fluctuating market, Handleman will still be subject to certain risks. If Handleman elects to terminate its pension plans, Handleman faces the risk that the pension plans would be significantly underfunded. If the pension plans are underfunded, then Handleman would be required to contribute cash to meet the shortfall. If Handleman elects not to terminate the funds, but does not want to continue to actively fund the pension plans, then Handleman would be required to purchase a non-participating group annuity contract for all participants. If Handleman purchases a non-participating group annuity contract, Handleman would be required to pay a large amount of cash to do so. Handleman’s options, with the exception of purchasing a non-participating group annuity contract, increase Handleman’s regulatory risk that the Pension Benefit Guaranty Corporation (“PBGC”) may force the Plan’s termination, which would require a large cash contribution to the Plan.
Handleman foreign subsidiaries will have to pass a Solvency Test in order to remit a dividend to Handleman Company, the parent company.
As foreign operations are sold and cash is generated, Handleman must establish that its foreign subsidiaries are solvent prior to them paying a dividend to Handleman. To the extent that Handleman Company is relying on this dividend as part of its cash management efforts, a foreign subsidiary’s inability to remit the dividend could create substantial financial risks for Handleman’s liquidity. As the insolvency test relates to Handleman Canada, Handleman may have to meet its obligations related to the Canadian pension plan prior to the Canadian subsidiary remitting a dividend. As it relates to Handleman UK, Handleman Company may have to resolve all outstanding vendor payment disputes prior to the UK subsidiary remitting a dividend to Handleman. If foreign subsidiaries remit a dividend to Handleman during a period when such foreign subsidiaries are considered insolvent, then the Directors of those subsidiaries may be subjected to legal consequences, for which Handleman would have to provide them with indemnification.
Handleman’s inability to retain the services of its current personnel may impact its ability to successfully sell the assets of the Company.
Handleman’s ability to successfully sell the assets of the Company is dependent, in large part, upon its ability to retain its remaining personnel. The retention of qualified personnel is particularly difficult under the current circumstances. While Handleman has offered its critical employees retention and severance plans, there is no legal obligation that would require the employee to remain employed at Handleman. In the event critical employees decided to terminate their employee relationships with Handleman, Handleman would have to retain outside consultants to perform their duties or offer a premium salary in order to hire employees to work for the Company.
Handleman may eventually rely on outside consultants and advisors to perform critical functions.
As Handleman progresses in the sale of its assets, it may become more dependent on outside consultants and advisors to perform critical functions. While Handleman anticipates that it will maintain Handleman employees in certain critical accounting, finance and tax positions, Handleman may have to rely on consultants, outside legal counsel and other contractors to perform day-to-day tasks. There is a risk that these non-Handleman employees will have interests and arrangements that may be different from our shareholders’ interests, including, but not limited to, other client priorities and relationships with entities that we may do business with in the future.

Dissolution Under Michigan Law
Section 804 of the Michigan Business Corporation Act (the “MBCA”) provides that a corporation may dissolve upon the recommendation of dissolution by a corporation’s Board of Directors followed by a favorable vote of the holders of a majority of the outstanding shares of the corporation entitled to vote. Following such approval, the dissolution will be effected by filing a certificate of dissolution with the State of Michigan. Once a Michigan corporation is dissolved, its existence is automatically continued solely for the purpose of winding up its business. The process of winding up includes:
•	Collecting its assets;

•	Selling or otherwise transferring assets which are not to be distributed to the shareholders;

•	Paying its debts and other liabilities; and

•	Doing all other acts incident to the liquidation of its business and affairs.
Subject to the limitation that the existence of the Company after the filing of the Certificate of dissolution is to be limited to purposes related to the winding-up of the business, pursuant to Section 834 of the MBCA the day-to-day corporate governance of the Company will remain largely unaffected. Without limiting the generality of the foregoing, the filing of the certificate of dissolution does not in any way affect the following:
•	The duties of the Directors (directors of the corporation are not deemed to be trustees of the Company’s assets and shall be held to no greater standard than existed prior to the filing of the Certificate of Dissolution);

•	Title to the corporation’s assets;

•	The corporation’s pre-Certificate of Dissolution voting requirements;

•	The ability of the corporation’s shares to be transferred; or

•	Legal suits or actions brought by or against the corporation.
The MBCA includes procedures pursuant to which written notice may be given to existing claimants of a dissolved corporation. Such notice must include a description of the information that must be included in a claim, the mailing address where claims may be sent, the deadline, not later than six months after the effective date of the notice, by which the dissolved corporation must receive the claim and a statement that claims will be barred if not received by the deadline. The MBCA also includes procedures pursuant to which the dissolved corporation may publish notice of dissolution, stating that claims that are not brought within one year of the publication date will be barred. Subject to certain specified exceptions, claims that are not brought within such periods will be barred.
Under Section 855a of the MBCA, before making a distribution to its shareholders, a dissolved corporation must pay or make provision for its debts, obligations and liabilities. Provision must also be made for the payment of debts, obligations and liabilities anticipated to arise after the effective date of the dissolution, but no provision need be made for any claim reasonably expected to be barred after notice or publication as provided above. After payment or provision for debts, obligations and liabilities, the remaining assets of the dissolved corporation are to be distributed to shareholders in accordance with their respective interests.
Certain U.S. Federal Income Tax Consequences
The following discussion is a general summary of the material U.S. federal income tax consequences of the Plan of Liquidation to Handleman and to current holders of the Company’s common shares who are “United States persons,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and who hold such shares and warrants as “capital assets,” as defined in the Code. The discussion does not purport to be a complete analysis of all of the potential tax effects of the Plan of Liquidation. Tax considerations applicable to a particular shareholder will depend on that shareholder’s individual circumstances. The discussion addresses neither the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under certain U.S. federal income tax laws (such as dealers in securities or currencies, banks, insurance companies, tax-exempt organizations, mutual funds, financial institutions, broker-dealers, regulated investment companies, real estate investment companies, real estate mortgage investment conduits and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the Company’s shares through such entities.
The discussion is based upon the Code, U.S. Department of the Treasury regulations, rulings of the Internal Revenue Service (the “IRS”) and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time. Any such changes or varying interpretations may also be applied retroactively. The following discussion has no binding effect on the IRS or the courts, and assumes that the Company will liquidate substantially in accordance with the Plan of Liquidation.
The Company can give no assurance that the tax treatment described herein will remain unchanged. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Liquidation, and the Company will not seek either such a ruling or an opinion of counsel with respect to the anticipated tax treatment. If any tax consequences or facts prove not to be as anticipated and described herein, the result could be increased taxation at the shareholder level.
This discussion of certain U.S. federal income tax consequences was not intended or written to be used as, and cannot be used by you, in the purpose of avoiding penalties that may be imposed on you. This discussion was written to support the solicitation of your vote or as instructions to vote your common shares.
Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them in connection with the Company’s dissolution and the Plan of Liquidation, including tax reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.
Consequences to Handleman
Handleman may recognize gain or loss on the sale or other taxable disposition of any of its assets (including most in-kind distributions, if any) pursuant to its liquidation to the extent of the difference between the amount realized on such sale (or the fair market value of the asset) and its tax basis in such asset.
Consequences to Shareholders
Gain or Loss on Liquidation. Amounts received by shareholders pursuant to the liquidation will be treated as full payment in exchange for their common shares. As a result of the Company’s liquidation, a shareholder generally will recognize gain or loss equal to the difference between (i) the amount of cash distributed to such shareholder, less any known liabilities assumed by the shareholder or to which the distributed property is subject, and (ii) such shareholder’s tax basis in the common shares.
A shareholder’s gain or loss will be computed on a “per share” basis, so that gain or loss is calculated separately for blocks of common shares acquired at different dates or for different prices. Each liquidation distribution will be allocated proportionately to each common share owned by a shareholder and will be applied first to recover a shareholder’s tax basis with respect to such common share. Gain will be recognized in connection with a liquidation distribution allocated to a common share only to the extent that the aggregate value of all liquidation distributions received by a shareholder with respect to that share exceeds such shareholder’s tax basis for that share. Any loss generally will be recognized only when a shareholder receives the Company’s final distribution to shareholders and then only if the aggregate value of the liquidation distributions with respect to a common share is less than the shareholder’s tax basis for that share. If a shareholder is required to return any distribution, any payments by a shareholder in satisfaction of any Handleman contingent liability which are described in greater detail elsewhere in this proxy statement, would produce a loss in the year paid. Gain or loss recognized by a shareholder in connection with the Company’s liquidation generally will be capital gain or loss, and will be long-term capital gain or loss if the share has been held for more than one year, and short-term capital gain or loss if the share has not been held for more than one year. Long-term capital gain of non-corporate taxpayers may be subject to more favorable tax rates than ordinary income or short-term capital gain. The deductibility of capital losses is subject to various limitations.

Back-Up Withholding. Unless a shareholder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received pursuant to the liquidation. The back-up withholding tax is currently imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder’s U.S. federal income tax liability.
The Board of Directors has unanimously adopted the Plan of Liquidation and unanimously recommends that you vote “FOR” the approval of Plan of Liquidation.
III. THE ADJOURNMENT PROPOSAL
The adjournment proposal allows the Board of Directors or the Chairman of the Board, in their discretion, to submit a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the annual meeting to approve the dissolution and Plan of Liquidation.
Consequences if Adjournment Proposal is not Approved
If an adjournment proposal is presented at the meeting and is not approved by the shareholders, the Board of Directors or the Chairman of the Board may not be able to adjourn the annual meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the annual meeting to approve the dissolution and Plan of Liquidation. In such event, Handleman will not be able to dissolve and liquidate.
Required Vote
Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of the common shares represented in person or by proxy at the special meeting.
The Company’s Board of Directors unanimously recommends that the Company’s shareholders vote “FOR” the approval of the adjournment proposal.
IV. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Grant Thornton LLP and PricewaterhouseCoopers LLP served as the independent registered public accounting firms for the Company. Grant Thornton LLP reported on the Company’s consolidated financial statements for the fiscal year ended May 3, 2008. PricewaterhouseCoopers LLP reported on the interim consolidated financial statements for the first, second, and third quarters of the fiscal year ended May 3 2008 and reported on the Company’s consolidated financial statements for the fiscal year ended April 28, 2007. For fiscal years 2008 and 2007, the Company’s independent registered public accounting firm was appointed by the Audit Committee. The Board of Directors concurred with that selection in an advisory capacity.
The Sarbanes-Oxley Act requires that each corporation’s audit committee be directly responsible for appointing the independent registered public accounting firm. The Audit Committee has selected Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 2, 2009. The Board of Directors has concurred in an advisory capacity with that selection.
As a matter of good corporate governance, the Audit Committee has elected to submit its selection of the independent registered public accounting firm to the shareholders for ratification.
In the event the shareholders do not ratify this appointment, the Audit Committee will reconsider whether to engage Grant Thornton LLP, but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to the shareholders.
Even if the appointment is ratified by the shareholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Audit Committee considers Grant Thornton LLP well qualified, with offices or affiliates in or near the Company’s locations in the U.S. and other countries where the Company operates.
The lead and concurring partners of Grant Thornton LLP assigned to audit the Company rotate off the engagement after five years, and may not recur on the engagement for five years.
Representatives from Grant Thornton LLP will be present at the Annual Meeting of Shareholders and will be provided the opportunity to make a statement at the meeting if they desire, and will also be available to respond to appropriate questions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 2, 2009.
Independent Registered Public Accounting Firm Fees:
The following table presents fees for professional audit services performed by Grant Thornton LLP and PricewaterhouseCoopers LLP for the audit of the Company’s annual consolidated financial statements for fiscal year 2008 and 2007 and for the review of the Company’s interim consolidated financial statements for each quarter in fiscal years 2008 and 2007 and for tax and all other services performed in fiscal years 2008 and 2007:

	Fiscal Year Ended	Fiscal Year Ended
	May 3, 2008	April 28, 2007
Audit Fees (1)	$1,245,883	$1,831,029
Audit-Related Fees (2)	30,000	113,982
Tax Fees (3)	102,567	127,570
All Other Fees (4)	1,500	15,965

Total	$1,379,950	$2,088,546

(1)	Includes recurring audit of consolidated financial statements including statutory audits in accordance with the standards of the Public Company Accounting Oversight Board (United States); services related to SEC registration statements and financial reporting; and fees related to Sarbanes-Oxley Section 404.

(2)	Audit services related to sale of the North American assets.

(3)	Includes tax return review and tax planning services.

(4)	Comperio subscription fee.
The Audit Committee’s current practice on approval of services performed by the independent registered public accounting firm is to pre-approve all audit services and permissible non-audit services to be provided, providing the opportunity to assess the impact of the service on the auditor’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chairman. Pre-approvals granted by the Audit Committee Chairman are reported to the full Audit Committee at its next regularly scheduled meeting.
In fiscal 2008 all non-audit services were pre-approved by the Audit Committee.
The Audit Committee determined that the non-audit services provided (and the fees billed for such services) by Grant Thornton LLP and PricewaterhouseCoopers LLP during fiscal 2008 and 2007 were compatible with maintaining their independence.

V. OTHER MATTERS
Other Proposals:
Neither the Company nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting, and they have no present knowledge that any other matters will be presented for action at the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.
Shareholder Proposals for the 2008 Annual Meeting:
A shareholder proposal that is intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by April 25, 2009.

By Order of the Board of Directors, James B. Nicholson Chairman of the Board of Directors

Dated:                     , 2008
PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.
Promptly returning your proxy will help to reduce the cost of this solicitation.

Appendix A
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Below are commonly asked questions relating to the purpose of a Proxy Statement and specific questions relating to Handleman Company’s Annual Shareholders’ Meeting. We hope the answers that follow provide you with the information you need to vote your shares.

Number

What is a proxy?	1
What is a Proxy Statement?	2
Who can vote?	3
What is the quorum requirement of the Annual Meeting?	4
What am I voting on?	5
What are the voting recommendations of the Board?	6
What if other matters are presented for determination at the Annual Meeting?	7
What vote is required to elect the Directors?	8
What shares are covered by my proxy card?	9
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	10
How do I vote?	11
What is the effect of not voting?	12
What can I do if I change my mind after I vote my shares?	13
How do participants in the Handleman Company 401(k) Plan vote their shares?	14
How do shareholders of record vote their shares if they are also participants in the Handleman Company 401(k) Plan?	15
What does it mean if I get more than one proxy card?	16
Will there be a management presentation at the Annual Meeting?	17
Who can attend the Annual Meeting?	18
What do I need to attend the Annual Meeting?	19
Can I bring a guest?	20
Who will count the vote?	21
How much did this proxy solicitation cost?	22
How do I recommend someone to be a candidate for election as a Director at the 2008 Annual Meeting?	23
When are shareholder proposals due for the 2008 Annual Meeting?	24
Where can I find a copy of the Audit Committee Charter, Corporate Governance and Nominating Committee Charter, Compensation Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics for Handleman Company?	25
Can I access the Proxy Statement and 2007 annual report on the Internet instead of receiving paper copies?	26
How do I obtain more information about Handleman Company?	27

1.	Q:	What is a proxy?

	A:	A proxy is another person that you legally designate to vote your shares. If you designate someone as your proxy in a written document that document is also called a proxy or proxy card.

2.	Q:	What is a Proxy Statement?

	A:	It is a document that SEC regulations require Handleman Company to give to you when we ask you to sign a proxy card to vote your shares at the Annual Meeting. The Proxy Statement summarizes the information you need to know to intelligently vote your shares.

3.	Q:	Who can vote?

	A:	You can vote at the Annual Meeting if you were a shareholder of record as of the close of business on August ___, 2008. If you own the Company’s Common Stock, then you are entitled to one vote per share.

4.	Q:	What is the quorum requirement of the Annual Meeting?

	A:	A majority of the outstanding shares on August ___, 2008 constitutes a quorum for voting at the Annual Meeting. If you vote or attend the meeting, your shares will be part of the quorum. On the record date, ___shares of Handleman Company’s Common Stock were outstanding.

5.	Q:	What am I voting on?

	A:	You are voting on the:
(1)	proposal to elect two nominees for Director: Eugene A. Miller and Adam D. Sexton for three-year terms expiring in 2011,

(2)	proposal to adopt the Plan of Liquidation,

(3)	proposal to adjourn the Annual Meeting in the discretion of the Board if there are not sufficient votes to approve the Plan of Liquidation, and

(4)	ratification of the appointment Grant Thornton LLP as the Company’s independent registered public accounting firm.

6.	Q:	What are the voting recommendations of the Board?

	A:	The Board of Directors is soliciting the proxy and recommends a vote “FOR” each of it Nominees for Directors, “FOR” the adoption of the Plan of Liquidation, “FOR” the adjournment proposal, and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

7.	Q:	What if other matters are presented for determination at the Annual Meeting?

	A:	Other than the proposal to elect two nominees for Director, the proposal to adopt the Plan of Liquidation, the adjournment proposal and the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, the Company does not expect any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the proxy holders (James B. Nicholson, Lloyd E. Reuss and Ralph J. Szygenda) will use their judgment in voting your shares on other matters that may arise at the meeting.

8.	Q:	What vote is required to elect the Directors?

	A:	The two individuals who receive the most votes, even if not a majority, will be elected.

9.	Q:	What shares are covered by my proxy card?

	A:	The shares covered by your proxy card represent shares of Handleman Company stock that you own either as a:
•	shareholder of record; or

•	participant in the Handleman stock fund within the Company’s 401(k) Plan; or

•	beneficial owner of shares held in street name.

10.	Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

	A:	If your shares are registered directly in your name with Handleman Company’s transfer agent, BNY Mellon Shareholder Services, you are considered the “shareholder of record.” The Proxy Statement, 2008 annual report and proxy card have been sent directly to you by Handleman Company c/o BNY Mellon Shareholder Services.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Proxy Statement and 2008 annual report have been forwarded to you by your broker, bank or nominee, which is considered the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

11.	Q:	How do I vote?

	A:	You may vote using any of the following methods:
•	proxy card or voting instruction card. Be sure to sign and date the card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote “FOR” the election of Directors and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm; or

•	by telephone or the Internet. The telephone and Internet voting procedures established by Handleman Company for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting process of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive; or

•	in person at the Annual Meeting. All shareholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

12.	Q:	What is the effect of not voting?

	A:	It will depend on how your share ownership is registered. If you own shares as a shareholder of record and do not return a signed proxy card, your shares will not count toward the quorum and will not be voted.

If you are a beneficial owner and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting.

Your broker may vote your shares in its discretion and your shares will count toward the quorum requirement on “routine matters.” Regarding “non-routine matters,” your broker may not be able to vote your shares in its discretion. The election of Directors and the ratification of the appointment of the independent registered public accounting firm are routine matters on which brokers are permitted to vote on behalf of their clients if no voting instructions are furnished.

13.	Q:	What can I do if I change my mind after I vote my shares?

	A:	If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by one of the following actions:
•	send written notice of revocation to the Office of the Corporate Secretary, Handleman Company, 500 Kirts Boulevard, Troy, MI 48084; or

•	submit a new proxy by telephone, Internet or paper ballot, after the date of the revoked proxy; or

•	attend the Annual Meeting and vote in person.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

14.	Q:	How do participants in the Handleman Company 401(k) Plan vote their shares?

	A:	As a participant in the Handleman Company 401(k) Plan, you have the right to direct Fidelity Management Trust Company how to vote the shares of Handleman Company credited to your account.

You have been sent a Proxy Statement, 2008 annual report and proxy card from Handleman Company c/o BNY Mellon Shareholder Services. BNY Mellon Shareholder Services will transmit your voting instructions to Fidelity Management Trust Company who will vote the shares on your behalf.

The shares credited to your account will be voted as directed; if the proxy card is not received by September 26, 2008 the shares credited to your account will not be voted.

15.	Q:	How do shareholders of record vote their shares if they are also participants in the Handleman Company 401(k) Plan?

	A:	Shareholders of record who also own shares in the Handleman Company 401(k) Plan and maintain the same registration for both accounts will receive one proxy card for their total shares. The Proxy Statement, 2008 annual report and proxy card have been sent directly to you by Handleman Company c/o BNY Mellon Shareholder Services.

For the shares credited to your 401(k) Plan account, BNY Mellon Shareholder Services will transmit your voting instructions to Fidelity Management Trust Company, who will vote the shares on your behalf. The shares will be voted as directed; if your proxy card is not received by September 26, 2008, the shares credited to your 401(k) Plan account will not be voted.

16.	Q:	What does it mean if I get more than one proxy card?

	A:	It means your shares are in more than one account. You should vote the shares on all your proxy cards. If you are shareholder of record we encourage you to have all your shares registered in the same name and address.

To register all your shares in the same name or if you have other questions about your stock holdings please contact BNY Mellon Shareholder Services by telephone by calling:

U.S. Shareholders:	(800) 851-1713

TDD for U.S. Hearing Impaired Shareholders:	(800) 231-5469

Foreign Shareholders:	(201) 680-6578

TDD for Foreign Hearing Impaired Shareholders:	(201) 680-6610
If you wish to communicate with BNY Mellon Shareholder Services by e-mail you can do so by contacting them at shrrelations@melloninvestor.com. Shareholders can view their certificate history or make address changes on BNY Mellon Shareholder Services website www.melloninvestor.com/ISD

17.	Q:	Will there be a management presentation at the Annual Meeting?

	A:	Albert A. Koch, President and Chief Executive Officer, will report on the Company and respond to appropriate questions from shareholders.

18.	Q:	Who can attend the Annual Meeting?

	A:	All shareholders of record as of the close of business on August ___, 2008 can attend. Seating at the Annual Meeting will be on a first arrival basis.

19.	Q:	What do I need to attend the Annual Meeting?

	A:	To attend the Annual Meeting, please follow these instructions:
•	to enter the Annual Meeting, bring your proof of ownership and identification; or

•	if a broker or other nominee holds your shares, bring proof of your ownership with you to the Annual Meeting.

20.	Q:	Can I bring a guest?

	A:	Shareholders can bring a guest. Seating availability will be on a first arrival basis.

21.	Q:	Who will count the vote?

	A:	The Handleman Company Corporate Secretary will tabulate the votes and act as inspector of election at the Annual Meeting.

22.	Q:	How much did this proxy solicitation cost?

	A:	The Company will solicit proxies by mail and will cover the expense of such solicitation. We may reimburse brokers or other nominees for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial owner.

23.	Q:	How do I recommend someone to be a candidate for election as a Director at the 2009 Annual Meeting?

	A:	You may recommend any person to be a Director by writing to the Corporate Secretary of the Company. The Company’s By-laws require that shareholders send written notice no later than April 25, 2009, in order to recommend an individual for consideration as a Director at the 2009 Annual Meeting. In accordance with the Company’s By-laws, the notice must set forth (a) as to each person whom the shareholder proposes to nominate for election (1) the name, age, business, address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of the corporation that are beneficially owned by such person and (4) such person’s written consent to being named in the Proxy Statement as a nominee and to serve as a Director if elected; and (b) as to the shareholder giving the notice (1) the name and address, as they appear on the corporation’s books, of such shareholder and (2) the class and number of shares of the corporation that are beneficially owned by such shareholder.

24.	Q:	When are shareholder proposals due for the 2009 Annual Meeting?

	A:	Shareholder proposals must be presented by April 25, 2009 to be included in the Company’s proxy materials for the 2009 Annual Meeting.

25.	Q:	Where can I find a copy of the Audit Committee Charter, Corporate Governance and Nominating Committee Charter, Compensation Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics for Handleman Company?

	A:	The Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are also posted on the Company’s web site, www.handleman.com, under Investor Relations/Corporate Governance.

The Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are also available in print to any shareholder or interested party who requests them by contacting the Corporate Secretary, Handleman Company, 500 Kirts Blvd., Troy, MI 48084.

26.	Q:	Can I access the Proxy Statement and 2008 annual report on the Internet instead of receiving paper copies?

	A:	This Proxy Statement and the 2008 annual report are located on Handleman Company’s web site. Shareholders can access future Proxy Statements and annual reports on the Internet instead of receiving paper copies in the mail.

If you are a shareholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future Proxy Statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise Handleman Company otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future Proxy Statements and annual reports on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the Proxy Statement and annual report.

27.	Q:	How do I obtain more information about Handleman Company?

	A:	You may obtain additional information about Handleman Company in one of the following manners:
•	contact the Vice President, Investor Relations, at 1-248-362-4400, Extension 211; or

•	go to the website at www.handleman.com; or

•	write to:
Handleman Company
Attention: Investor Relations
500 Kirts Blvd.
Troy, MI 48084

Appendix B
HANDLEMAN COMPANY
CORPORATE GOVERNANCE GUIDELINES
These Corporate Governance Guidelines, together with the Charters of the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee and the Code of Business Conduct and Ethics, provide the framework for the governance of Handleman Company (“Handleman”).
The Guidelines, Committee Charters and Code of Business Conduct and Ethics are available on Handleman’s website, www.handleman.com.
Handleman best serves its stakeholders’ interests through the perpetuation of a growing, financially sound business enterprise that is committed to sound operating principals and values. Handleman’s Board of Directors (“Board”) is responsible for determining that Handleman’s management operates Handleman in such a way to ensure this result. This must be an active, as opposed to passive, responsibility. The Board has the responsibility to ensure that management is capably executing its responsibilities, and to regularly monitor the effectiveness of management policies and decisions, including the execution of its strategies.
In addition to fulfilling its obligations for increased shareholder value, the Board has responsibility to Handleman’s customers, employees, suppliers and to the communities where it operates — all of whom are essential to a successful business. Handleman best meets these responsibilities through sound business operations.
These guidelines and amendments require the Board of Directors’ approval. The Board’s Corporate Governance and Nominating Committee (“Committee”) has been empowered by its charter to review and recommend Handleman’s corporate governance practices and policies, which may include benchmarking Handleman’s corporate governance practice against the best practices of other public companies and making recommendations to the Board to assure that Handleman meets or exceeds the established best practices. In this regard, the Committee reviews guidelines or practices adopted by other leading public companies, surveys and trend information. The Committee will report its findings and recommendations for action by the Board.
1.	Selection of Chairperson and CEO; Presiding Director: Currently, Handleman’s Chairperson of the Board (Chairperson) and the Chief Executive Officer (CEO) are independent roles. When the Board does not designate the Chairperson of the Board as the CEO, then the President by virtue of his office is the CEO.
The Board has no policy respecting the need to separate or combine the offices of Chairperson and CEO. The Board believes that this issue is part of the succession planning process and that it is in Handleman’s best interests to make a determination each time it appoints the CEO.
In the event that the Chairperson of the Board is the Chief Executive Officer, then the Board would designate an independent Director to serve as Presiding Director. Duties and responsibilities of the Presiding Director include:
a.	Presiding over executive sessions of the independent Board members.

b.	Advising the CEO of appropriate feedback from the executive session including any actions to be taken, as well as any issues or concerns raised by the independent Directors.

c.	Advising on the agenda for the Board meetings.

d.	Meeting with senior officers, if deemed appropriate, to discuss the business and issues facing Handleman.

e.	Working with the Chairperson of the Corporate Governance and Nominating Committee in the selection of the Committee Chairs.

f.	Meeting with shareholders, if appropriate, to discuss their concerns.
The Chairs of the Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee would rotate annually in the position of Presiding Director.

2.	Meeting without CEO: If the Chairperson of the Board does not serve as the CEO, then the Chairperson of the Board will chair any meetings of the independent directors. If the Chairperson of the Board serves as the CEO, then the Presiding Director will chair the meetings of the independent directors.

3.	Number of Committees: The Board has the following committees: Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. The Board has the authority to form a new committee or disband a current committee. It is the Board’s policy that only independent Directors serve on the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

4.	Assignment and Rotation of Committee Members: The Chairperson of the Corporate Governance and Nominating Committee with the assistance of the either the independent Chairperson of the Board or the Presiding Director recommends the appointment of members to the committees, the composition of which is discussed and ratified by the Board, taking into account the desires and suggestions of individual Directors. It is the belief of the Board that committee rotation is a desirable principle, but should not be mandated as a policy because there may be reasons that justify maintaining an individual Director’s committee membership for longer or shorter periods, including the time it takes a Director to gain the substantive knowledge to become an active contributor.

5.	Committee Independence: The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are to be comprised entirely of independent Directors.

6.	Committee Structure: The Audit, Compensation, and Corporate Governance and Nominating Committees will adopt written charters that specify each Committee’s responsibilities and duties.

7.	Frequency and Length of Committee Meetings: The Chair of each committee, in consultation with its members, determines the frequency and length of the meetings of the committee.

8.	Committee Agenda: The Chair of each committee, in consultation with the appropriate Officers, will develop the committee’s agenda. At the beginning of the Board year (from annual shareholders meeting to annual shareholders meeting), each committee will establish a schedule of agenda subjects to be discussed during the year (to the extent these can be foreseen); the schedule for each committee will be furnished to all Directors. The Chair of each committee will distribute the agenda for each meeting to all Directors in advance and solicit suggestions for changes or additions.

9.	Selection of Agenda Items for Board Meetings: At the beginning of the Board year, the Chairperson will establish a schedule of agenda subjects for the Directors to discuss during the year (to the extent the Chairperson and the Board can foresee these subjects). In the instance of a Chairperson/CEO, the then Chairperson/CEO will establish the agenda for each Board meeting and distribute it to the Presiding Director in advance and solicit suggestions for changes or additions. Each Board member is free to suggest the inclusion of items on the agenda. The agenda will include reports from each committee that has held a meeting. At least one Board meeting each year will be a Board “retreat”, the principal purpose of which will be a Board review of long-term strategic plans and the principal issues that Handleman will face in the future. The Board will have a minimum of six scheduled meetings per Board year and will be on call for additional meetings as needed.

10.	Board Materials: The Chairperson will distribute to the Board in writing information and data that are important to the Board’s understanding of the business at least one week before the scheduled Board meeting (where practical). The Chairperson will assure that the material submitted by Handleman Officers (“Officers”) is concise yet comprehensive, and will make an ongoing effort to solicit suggestions from independent Directors on how best to meet their information needs. The Chairperson, and/or Handleman’s Chief Financial Officer will send the Directors interim financial and operational reports monthly.

11.	Retention of Consultants: The Board has full authority to retain such financial, legal, or other consultants, as it deems appropriate. Handleman will make the necessary funds available to pay for such services.

12.	Director Responsibilities: Handleman expects the Directors to use their best efforts to attend all Board, and committee meetings on which such Director serves, and the Annual Shareholders’ Meeting. Attendance by phone is acceptable if a Director cannot attend meetings due to travel problems, schedule conflicts or similar causes. Directors must, however, be present for the majority of the meeting in order to achieve a present attendance status and compensation for the meeting.

13.	Regular Attendance of Non-Directors at Board Meetings: The Chairperson and/or CEO will invite the appropriate Officers and Handleman employees to attend certain meetings when the Chairperson and/or CEO determine that their presence will significantly enhance the quality of Board decisions. Generally, the Chairperson and/or CEO will request the attendance of non-Directors when the Chairperson and/or CEO determine that the Board requires their expertise or when their attendance furthers the goals as stated in Item 15 herein (e.g., at the Board retreat).

14.	Executive Sessions of Independent Directors: The independent Directors will meet in executive session during each scheduled Board meeting. Where the Chairperson does not serve as the CEO, then the Chairperson will preside over the meeting. Where the Chairperson also serves as CEO, the Presiding Director will preside over the executive session and will report to the Chairperson and CEO on the nature of the discussion immediately following the Board meeting. If the Presiding Director is unavailable to preside over an executive session, the Director designated to follow in the rotation as Presiding Director shall serve as Presiding Director for that meeting.

15.	Board Access to Senior Management: The Board Chairperson, or Presiding Director, if applicable, will have complete access to Handleman’s Officers and counsel and will communicate issues brought up by management with the other outside Directors. It is assumed that the Presiding Director will use appropriate judgment to be sure that this contact is not distracting to Handleman’s business operation and that such contact, if in writing, be copied to the Chairperson and CEO under normal circumstances. Furthermore, the Board encourages the Chairperson and CEO, from time to time, to bring executives into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas or (b) represent executives with future potential that the Chairperson and CEO believes should be given exposure to the Board. The Board may retain outside counsel of its choice with respect to any issue relating to its activities. Handleman will advise the Chairperson and CEO if it selects a law firm on the Board’s behalf and of the issues that the law firm will address.

16.	Board Compensation Review: Only non-employee Directors receive payment for serving in the Board. The Compensation Committee is responsible for annually evaluating and recommending Director compensation programs, including retainers, fees and stock grants, for discussion and concurrence by the full Board. Given the conflict inherent with Directors setting their own pay levels, these recommendations will be based upon information in relation to other comparable U.S. companies and in consideration of the most current best practices provided by outside consultants and/or director compensation surveys.

17.	Size of the Board: It is the opinion of the Board that the optimal size of the Board under normal circumstances is 3 to 10 members. This size permits both a diversity of skills and views available to contribute to the duties of the Board and its Committees as well as the coordination and participation of all Directors in Board deliberations. However, the Board would be willing to deviate from the optimal size of the Board to either a smaller size reflective of Handleman’s financial and business status or to a larger size in order to accommodate the availability of an outstanding candidate.

18.	Mix of Inside and Outside Directors: The Board believes that, as a matter of policy, there should be a majority of independent Directors on the Handleman Board.

19.	Definition of Independent Director: Handleman has adopted the following definition of an independent Director: one who (a) is not and has not been employed by Handleman or its subsidiaries in an executive capacity; (b) is not an advisor or consultant to Handleman (c) is not affiliated with a significant customer of or supplier to Handleman (d) does not have a personal services contract or arrangement with Handleman; (e) is not affiliated with a tax-exempt entity that receives significant contributions from Handleman; and (f) is not a spouse, parent, sibling or child of a Board member or senior executive of Handleman. The Board believes that all present outside Directors are independent. Compliance with the definition of independence is reviewed annually by the Corporate Governance and Nominating Committee.

The Board will establish and maintain standards used to determine which directors are independent. These standards shall consider the definition of (i) an “independent director” as defined under the rules of the New York Stock Exchange, as may be amended from time to time (ii) a “Non-Employee Director”, as defined in Rule 16b-3 promulgated under Section 16 of the Securities and Exchange Act of 1934, as amended, and (iii) an “outside director” under Regulation Section 1.162-27 promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

In addition, to be independent of management of Handleman, a Board member cannot have engaged in any transaction or have been involved in any business relationship or otherwise that is described or set forth in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

Each independent Director shall notify the Chairperson and CEO and the Chairperson of the Corporate Governance and Nominating Committee, as soon as practical, of any event, situation or condition that may affect the Board’s evaluation of his or her independence.

20.	Stock Ownership of Outside Directors: The Board requires that each outside Director own Handleman stock. The Board’s policy is that each outside Director should, within five years of first election to the Board, own 5,500 shares of Handleman stock.

21.	Loans to Directors and Executive Officers: It is Handleman’s policy not to make any personal loans to its Directors and Officers.

22.	Former Chief Executive Officer’s Board Membership: The Board believes this is a matter to be decided in each individual instance. It is assumed that when the Chief Executive Officer resigns from that position, he/she should offer his/her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new CEO and the Board.

23.	Board Membership Criteria: The Corporate Governance and Nominating Committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment should include issues of diversity, age, skills such as understanding of marketing, finance, regulation and public policy, international background, other time demands (including service on other boards), commitment to Handleman’s shared values, etc. — all in the context of an assessment of Handleman’s perceived needs and the Board at that point in time.

In order to optimize Directors’ ability to represent the interest of the Handleman’s shareholders and other constituencies, the Board has established a guideline whereby individuals nominated to serve as a Handleman Director can serve as a director on a maximum of five other public company boards. Directors should advise the Chairperson and CEO and the Chairperson of the Corporate Governance and Nominating Committee in advance of accepting an invitation to serve on another company’s Board of Directors.

24.	Identifying New Director Candidates/Extending Invitations to Board: The Board itself should be responsible, in fact as well as procedure, for soliciting input from shareholders or others, for identifying new members and for recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance and Nominating Committee and the Board Chairperson or Presiding Director, if applicable, with direct input from the Chairperson and CEO. The Corporate Governance and Nominating Committee is responsible for evaluating and recommending criteria for Board membership. The Chairperson, CEO and the Chair of the Corporate Governance and Nominating Committee should extend the invitation to join the Board.

25.	Assessing the Board’s Performance: The Board commits to participate in a process of self-evaluation annually, led by the Corporate Governance and Nominating Committee. This will be discussed annually with the full Board. This assessment should be of the Board’s contribution as a whole and should specifically review areas in which the Corporate Governance and Nominating Committee or the Chairperson and/or CEO believe it could make a better contribution. Its purpose is to increase the effectiveness of the Board. The purpose of the evaluation will be to discover if there are changes to the Board’s structure and operations, which will maximize the value that the Board provides to Handleman.

26.	Directors Who Change Their Present Job Responsibility: It is the sense of the Board that individual Directors who change in a substantial way the business responsibility they held when they were elected to the Board, or who develop a conflict as a Handleman Director with the person’s position in, or role with, another entity should inform the Chairperson and CEO and the Chair of the Corporate Governance and Nominating Committee of the change. In addition, they must volunteer to resign from the Board. It is not the sense of the Board that the Directors who retire from or change substantially the position they held when they became a Director should necessarily leave the Board. There should, however, be an opportunity of the Board via the Corporate Governance and Nominating Committee to review the continued appropriateness of Board membership under these circumstances.

27.	Director Tenure: The Board comprises three classes of Directors, with approximatly one-third of the Directors assigned to each class. The members of each class are elected for a term of three years.

The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, in some cases term limits may disadvantage the Board because it risks losing the contribution of Directors who have been able to develop over a period of time increasing insight into Handleman and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to strict term limits, the Directors and Corporate Governance Committee, in conjunction with the Chairperson and CEO, reviews each Director’s continuation on the Board at the expiration of his or her term. This also allows each Director the opportunity to confirm his/her desire to continue as a member of the Board and to access whether the Board member is providing meaningful contributions to the Board based on the Handleman’s direction and strategy.

28.	Retirement Age: Directors will submit a written resignation to the Board not later than the annual meeting of shareholders that follows their seventy—second birthday. Directors may stand for reelection even though the Board’s retirement policy would prevent them from completing a full three year term. The Corporate Governance and Nominating Committee will review the desirability of continued service by that Director in light of Handleman’s needs at that time and make a recommendation to the Board. If continued service is requested, that Director will then annually submit a written resignation to be considered by the Board.

29.	Voting for Directors: In an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

The Corporate Governance and Nominating Committee shall consider the resignation and recommend to the Board whether to accept it. The Board will act on the Committee’ recommendation within 90 days following the shareholder meeting. Board action on the matter will require the approval of a majority of the independent Directors.

Handleman will disclose the Board’s decision on a Form 8-K furnished to the Securities and Exchange Commission within four business days after its reaches the decision to reject the Director’s resignation and the reasons why the Board rejected the Directors’ resignation.

Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee’s deliberations regarding whether to accept or reject the resignation offer.

If each member of the Corporate Governance and Nominating Committee receives a Majority Withheld Vote at the same election, then the independent Directors who do not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignations and recommend to the Board whether to accept them.

30.	Formal Evaluation of the CEO: At the beginning of each fiscal year, the CEO will set forth in writing to the Chair of the Compensation Committee the CEO’s personal goals for the performance of his duties and responsibilities during such fiscal year. The independent Directors should make this evaluation annually, and it should be communicated to the CEO by the Chair of the Compensation Committee. The evaluation should be based on objective criteria, including comparison of the CEO’s goals for the year against actual results, performance of the business, accomplishment of long-term strategic objectives, management development, and the like. The evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the CEO.

31.	Succession Planning: There will be an annual report by the CEO to the Board on succession planning. There should also be available, on a continuing basis, the CEO’s recommendations as to a successor should the CEO be unexpectedly disabled.

32.	Management Development: There will be an annual report to the Board by the Chairperson and CEO on Handleman’s program for management development. This report should be given to the Board at the same time as the succession planning report.

33.	Board Interaction with Institutional Investors, the Press, Customers, etc.: The Board believes that, in general, it is optimal for the appropriate Officers to speak on Handleman’s behalf and to communicate such feedback to the Board. If applicable, the Presiding Director and individual outside Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with Handleman, including investors. Handleman expects that Board members would do this with the knowledge of the Chairperson and CEO and absent unusual circumstances, only at the request of the Chairperson and CEO.

Shareholders wishing to communicate with the Board Chairperson or the Presiding Director, if applicable, or with the non-employee Directors as a group may send a letter by regular or express mail addressed to: Secretary, Handleman Company, 500 Kirts Blvd., Troy, MI 48084, Attention: Board Chairperson or Presiding Director or Non-Employee Directors. The Corporate Secretary will deliver all correspondence to those Directors on a quarterly basis, unless management determines by individual case that it should send the correspondence more promptly. Handleman’s Corporate Secretary will acknowledge all correspondence to Directors and may also forward it within Handleman to the subject matter expert for an investigation.

34.	Adherence to Code of Business Conduct and Ethics: Each Director shall be familiar with and adhere to Handleman’s Code of Business Conduct and Ethics. The Directors shall annually acknowledge in writing that the Director has complied with the Code of Business Conduct and Ethics as it applies to the Director. If an actual or potential conflict arises for a Director, the Director shall promptly inform the Presiding Director and Chairperson of the Audit Committee. If a significant conflict exists that cannot be resolved, the Director will submit a letter of resignation.

Additionally, a Financial Integrity and Controls Hotline will be maintained for employees to report questionable accounting policies or practices, on an anonymous basis. Management will report all such reports directly to the Audit Committee.

35.	Board Orientation: Each new Director will participate in an orientation program to be acquainted with the business, the financial position, compliance policies, and other policies relevant to Directors. In addition, Handleman distributes a “Director Information Book” to each Director that contains information on director compensation, indemnification, meeting schedules, Handleman’s SEC filings and corporate by-laws.

36.	Continuing Education for Directors: One of Handleman’s core values is continuous learning and improvement. Handleman encourages and supports this value throughout all levels of the organization. Board members also believe continuous learning is important to ensure the Boards’ ongoing effectiveness. The Board encourages each Director to participate in at least one continuing education program during each Board term. Annually, management will provide the Board a list of certified continuing education programs available during the calendar year.

37.	Transparency: The Board believes that it is important that Handleman’s stakeholders and others are able to review its corporate governance practices. Accordingly, Handleman will publish its Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters on Handleman’s website.
As amended March 2008

Appendix C
Plan of Final Liquidation and Dissolution of Handleman Company
This Plan of Final Liquidation and Dissolution (the “Plan”) is for the purpose of effecting the complete liquidation and dissolution of Handleman Company, a Michigan corporation (the “Company”) in accordance with the Michigan Business Corporation Act (the “MBCA”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”).
I. ADOPTION OF THE PLAN. The board of directors of the Company (the “Board”) has adopted this Plan, and has directed that it be submitted it to approval by shareholders at a meeting thereof for such purpose. If duly approved by a vote of a majority of shares entitled to vote, the Plan shall therefore constitute the adopted Plan of the Company as of the date of the Board’s adoption of the Plan (the “Adoption Date”). The date on which the Company files a certificate of dissolution under MBCA § 804 shall be the “Dissolution Date.”
II. LIQUIDATION OF ASSETS. The Company shall determine whether and when to sell, exchange, transfer, lease, license or otherwise dispose of all of its remaining property and assets, including the Company’s intangible assets, in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and the shareholders. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. As part of the liquidation of its property and assets, the Company shall collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Company. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.
III. PAYMENT OF DEBTS. Prior to making any distributions to the shareholders, the Company shall pay, or as determined by the Board, make reasonable provision to pay, all claims and obligations of the Company.
IV. DISTRIBUTIONS TO SHAREHOLDERS. Following the payment or the provision for the payment of the Company’s claims and obligations as provided above, the Company shall distribute pro rata to the shareholders all remaining assets, including the cash proceeds of any sale, exchange or disposition. The Company shall distribute substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of the closing of the sale or other disposition of all or substantially all of its property and assets.
V. POWERS OF BOARD AND OFFICERS. The Board may interpret the provisions of this Plan, make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan. Prior to the filing of a certificate of dissolution, the Board shall have full authority to abandon and revoke the dissolution as the Board deems appropriate without further shareholder action.

C-1